Exhibit 15.1
[Letterhead of Conyers Dill & Pearman]

April 30, 2010

VanceInfo Technologies Inc. 3/F, Building 8 Zhongguancun Software Park, Haidian District Beijing, PRC 100193	DIRECT LINE: (852) 2842 9511 E-MAIL: david.lamb@conyersdillandpearman.com OUR REF: DML/lg/322753/(M#874343) YOUR REF:
Re: VanceInfo Technologies Inc.
Dear Sirs,
We consent to the reference to our firm under the headings “Item 10.E — Additional Information - Taxation” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April, 2010. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman